FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-14

The Information in this free writing prospectus is not complete and may be amended prior to the time of sale. This free writing prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED JUNE 4, 2015, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-190246) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 400-7834 or by emailing cmbs-prospectus@jpmorgan.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS DATED MAY 29, 2015

$829,501,000 (Approximate)

JPMBB Commercial Mortgage Securities Trust 2015-C29

Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

Depositor

JPMorgan Chase Bank, National Association

Barclays Bank PLC

RAIT Funding, LLC

Redwood Commercial Mortgage Corporation

Starwood Mortgage Funding II LLC

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2015-C29

J.P. Morgan Co-Lead Manager and Joint Bookrunner		Barclays Co-Lead Manager and Joint Bookrunner

Drexel Hamilton Co-Manager

The information in this Supplement to Free Writing Prospectus (this “Supplement”) clarifies, updates and/or modifies the information contained in the free writing prospectus, dated May 29, 2015, as supplemented by that certain supplement to free writing prospectus, dated June 3, 2015 (the “Free Writing Prospectus”), and the structural and collateral term sheet, dated May 29, 2015 (the “Term Sheet” and, together with the Free Writing Prospectus, the “Transaction Free Writing Prospectus”). Capitalized terms used in this Supplement but not defined in this Supplement will have the meanings ascribed to them in the Free Writing Prospectus. In all other respects, except as modified below, the Free Writing Prospectus remains unmodified.

Collateral Update:

(1)	With respect to “Annex A-1—Certain Characteristics of the Mortgage Loans and Mortgaged Properties”, the information in the following column headings with respect to the mortgage loan identified as “400 Poydras” is deleted and replaced with the following:

Current Balance ($)	Interest Rate %	Net Mortgage Rate %	Monthly Debt Service ($)	Annual Debt Service ($)	Maturity Date Balance ($)	Maturity LTV %	UW NOI DSCR	UW NCF DSCR
55,759,018	4.48376	4.47159	282,697.94	3,392,375.28	45,176,406	58.9%	1.83	1.59

Structural Updates:

(1)	The Initial Certificate Balance or Notional Amount of the following classes of Certificates will be increased or reduced to the following:

Class	Initial Class Certificate Balance or Notional Amount
A-1	$48,951,000
A-4	$223,062,000
A-SB	$69,138,000
X-A	$753,136,000
A-S	$63,992,000
EC	$162,441,000
D	$52,916,000
F	$11,076,000
NR	$47,993,856
X-D	$52,916,000
X-F	$11,076,000
X-NR	$47,993,856

(2)	With respect to the heading entitled “Description of the Certificates— Exchanges of Exchangeable Certificates and Class EC Certificates— Exchanges”, the “Exchange Proportion” is replaced in its entirety with the following:

Class A-S	39.39399535831470%
Class B	33.33333333333330%
Class C	27.27267130835200%
Class EC	100.00000000000000%

2

(3)	In Annex E of the Free Writing Prospectus, the Class A-SB Planned Principal Balance Schedule is deleted in its entirety and replaced with the following:

Distribution Date	Balance($)	Distribution Date	Balance($)
7/2015	69,138,000.00	4/2020	69,137,291.45
8/2015	69,138,000.00	5/2020	67,948,517.92
9/2015	69,138,000.00	6/2020	66,861,523.91
10/2015	69,138,000.00	7/2020	65,679,118.33
11/2015	69,138,000.00	8/2020	64,569,163.04
12/2015	69,138,000.00	9/2020	63,455,163.58
1/2016	69,138,000.00	10/2020	62,260,744.12
2/2016	69,138,000.00	11/2020	61,138,330.58
3/2016	69,138,000.00	12/2020	59,935,738.69
4/2016	69,138,000.00	1/2021	58,804,850.43
5/2016	69,138,000.00	2/2021	57,669,841.47
6/2016	69,138,000.00	3/2021	56,303,654.25
7/2016	69,138,000.00	4/2021	55,159,522.12
8/2016	69,138,000.00	5/2021	53,935,835.40
9/2016	69,138,000.00	6/2021	52,783,072.00
10/2016	69,138,000.00	7/2021	51,551,001.90
11/2016	69,138,000.00	8/2021	50,389,545.03
12/2016	69,138,000.00	9/2021	49,223,855.68
1/2017	69,138,000.00	10/2021	47,979,230.86
2/2017	69,138,000.00	11/2021	46,804,754.89
3/2017	69,138,000.00	12/2021	45,551,595.79
4/2017	69,138,000.00	1/2022	44,368,269.86
5/2017	69,138,000.00	2/2022	43,180,631.50
6/2017	69,138,000.00	3/2022	41,766,734.24
7/2017	69,138,000.00	4/2022	40,569,605.83
8/2017	69,138,000.00	5/2022	39,294,444.86
9/2017	69,138,000.00	6/2022	38,088,303.20
10/2017	69,138,000.00	7/2022	36,804,387.83
11/2017	69,138,000.00	8/2022	35,589,167.93
12/2017	69,138,000.00	9/2022	34,369,518.97
1/2018	69,138,000.00	10/2022	33,072,484.23
2/2018	69,138,000.00	11/2022	31,843,659.69
3/2018	69,138,000.00	12/2022	30,537,712.88
4/2018	69,138,000.00	1/2023	29,299,646.61
5/2018	69,138,000.00	2/2023	28,057,067.74
6/2018	69,138,000.00	3/2023	26,593,365.33
7/2018	69,138,000.00	4/2023	25,340,913.38
8/2018	69,138,000.00	5/2023	24,012,017.71
9/2018	69,138,000.00	6/2023	22,750,153.68
10/2018	69,138,000.00	7/2023	21,412,116.23
11/2018	69,138,000.00	8/2023	20,140,772.27
12/2018	69,138,000.00	9/2023	18,864,794.00
1/2019	69,138,000.00	10/2023	17,513,047.66
2/2019	69,138,000.00	11/2023	16,227,487.72
3/2019	69,138,000.00	12/2023	14,866,434.89
4/2019	69,138,000.00	1/2024	13,571,224.20
5/2019	69,138,000.00	2/2024	12,271,291.92
6/2019	69,138,000.00	3/2024	10,825,938.25
7/2019	69,138,000.00	4/2024	9,515,992.29
8/2019	69,138,000.00	5/2024	8,131,253.77
9/2019	69,138,000.00	6/2024	6,811,481.24
10/2019	69,138,000.00	7/2024	5,417,198.35
11/2019	69,138,000.00	8/2024	4,087,528.40
12/2019	69,138,000.00	9/2024	2,753,010.82
1/2020	69,138,000.00	10/2024	1,344,406.34
2/2020	69,138,000.00	11/2024 and thereafter	0.00
3/2020	69,138,000.00

E-1